Exhibit 99.1.

Document Security Systems Reports Second Quarter of 2015
Financial Results

ROCHESTER, NY—August 13, 2015 — Document Security Systems, Inc. (NYSE MKT: DSS), (DSS), a leader in anti-counterfeiting and authentication solutions, reported results for the second quarter ended June 30, 2015.

Q2 2015 Financial Highlights

Revenue for the second quarter of 2015 decreased 14% to $4.2 million from $4.9 million in the same year-ago quarter. During the quarter, printed products revenue decreased 16% while technology sales, services and licensing increased 8%. Sales of ID cards with technology (including RFID, smart cards, and prox cards) increased 34% from the second quarter of 2014 which partially offset significant declines in commercial offset printing revenue during the quarter. Licensing revenue increased 80% as the result of licenses granted during the quarter from settlements reached during the quarter of certain of the Company’s litigation.

Costs and expenses totaled $5.3 million, a decrease of 25% from $7.1 million from the second quarter of 2014. The decrease reflected cost decreases in nearly every expense category. Direct costs of goods sold, excluding depreciation and amortization, decreased to 63.5% of sales from 65.5% of sales in the second quarter of 2014. In addition, depreciation and amortization costs decreased approximately $897,000 or 70% due to a significant reduction in the carrying-value of the Company’s IP assets in 2015 as compared to 2014.

Net loss totaled $1.0 million or $(0.02) per basic and diluted share, as compared to net loss of $2.3 million or ($0.06) per basic and diluted share in the second quarter of 2014. The 56% decrease in net loss was the result of the improvement in results due to the reductions in costs of nearly every expense category that more than offset the decrease in revenue incurred during the quarter.

Adjusted EBITDA loss, a non-GAAP metric defined as earnings before interest, taxes, depreciation, amortization, and stock-based compensation, and other non-recurring items, totaled $238,000 compared to an adjusted EBITDA loss of $633,000 in the second quarter of 2014 (see further discussion about the use of adjusted EBITDA, below). The improvement reflected the benefit of the cost reductions made by the Company that significantly reduced corporate costs and the licenses granted by the Company’s Technology Management division during the quarter.

As of June 30, 2015, the Company had cash and restricted cash of approximately $1.3 million.

Management Commentary

With respect to the Company’s most recent fiscal quarter, CEO Jeff Ronaldi stated “During the quarter we continued to solidify the financial footing of our core operating businesses, by reviewing costs and product lines to ensure that we maximize the return on our resources in those areas. While this has resulted in an improvement in financial performance, we were hoping to maintain revenue growth during the quarter and first half of the year. While this has not happened primarily due to significant reductions in commercial printing, we believe that some of our revenue miss is due to timing of orders from certain of our customers which should materialize in the second half of the year. In addition, we are pleased with the product sales mix as we replace lost commercial printing sales with higher value products sales. In regards to our AuthentiGuard sales efforts, while we continue to seek an impactful customer order for that product, we are pleased to have received a smaller AuthentiGuard order during the quarter for usage of the product on high value plastic cards. The order was for the development of a customized application for the customer along with an annual license component. Finally, we reached license agreements to settle litigation with certain defendants of our IP litigation cases during the quarter which we feel point to the strength of the patents in our portfolio.

About Document Security Systems

Document Security Systems, Inc.’s (NYSE MKT: DSS) products and solutions are used by governments, corporations and financial institutions to defeat fraud and to protect brands and digital information from the expanding world-wide counterfeiting problem. DSS technologies help verify the authenticity of both digital and physical financial instruments, identification documents, sensitive publications, brand packaging and websites. DSS continually invests in research and development to meet the ever-changing security needs of its clients and offers licensing of its patented technologies through its subsidiary, DSS Technology Management, Inc.

For more information on the AuthentiGuard Suite, please visit www.authentiguard.com. For more information on DSS and its subsidiaries, please visit www.DSSsecure.com. To follow DSS on Facebook, click here.

For More Information

Investor Relations

Document Security Systems

(585) 325-3610

Email: ir@documentsecurity.com

Forward-Looking Statements

Forward-looking statements that may be contained in this press release, including, without limitation, statements related to the Company’s plans, strategies, objectives, expectations, potential value, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act and contain words such as “believes,” “anticipates,” “expects,” “plans,” “intends” and similar words and phrases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results projected in any forward-looking statement. In addition to the factors specifically noted in the forward-looking statements, other important factors, risks and uncertainties that could result in those differences include, but are not limited to, those disclosed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and updated in our Form 10-Q filed today with the Securities and Exchange Commission. Forward-looking statements that may be contained in this press release are being made as of the date of its release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

FINANCIAL TABLES FOLLOW

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	% change	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014	% change
Revenue
Printed products	$3,683,000	$4,407,000	-16%	$6,703,000	$7,571,000	-11%
Technology sales, services and licensing	513,000	476,000	8%	922,000	940,000	-2%

Total revenue	$4,196,000	$4,883,000	-14%	$7,625,000	$8,511,000	-10%

Costs and expenses
Cost of goods sold, exclusive of depreciation and amortization	$2,663,000	$3,197,000	-17%	$4,650,000	$5,395,000	-14%
Sales, general and administrative compensation	1,007,000	1,154,000	-13%	2,013,000	2,446,000	-18%
Depreciation and amortization	391,000	1,288,000	-70%	770,000	2,602,000	-70%
Professional fees	307,000	502,000	-39%	1,026,000	1,042,000	-2%
Stock based compensation	318,000	294,000	8%	643,000	841,000	-24%
Sales and marketing	90,000	128,000	-30%	193,000	301,000	-36%
Rent and utilities	165,000	181,000	-9%	324,000	366,000	-11%
Other operating expenses	233,000	242,000	-4%	413,000	465,000	-11%
Research and development	117,000	112,000	4%	233,000	226,000	3%

Total costs and expenses	$5,291,000	$7,098,000	-25%	$10,265,000	$13,684,000	-25%

Operating loss	(1,095,000)	(2,215,000)	-51%	(2,640,000)	(5,173,000)	-49%

Other expenses
Interest expense	$(90,000)	$(89,000)	1%	$(169,000)	$(164,000)	3%
Gains on sales of investment and equipment	146,000	-	100%	146,000	-	100%
Net loss on debt modification and extinguishment	-	(35,000)	-100%	(19,000)	(52,000)	-63%

Other expense	$56,000	$(124,000)	-145%	$(42,000)	$(216,000)	-81%

Loss before income taxes	(1,039,000)	(2,339,000)	-56%	(2,682,000)	(5,389,000)	-50%

Income tax expense	5,000	5,000	0%	9,000	9,000	0%

Net loss	(1,043,000)	(2,344,000)	-56%	(2,690,000)	(5,399,000)	-50%

Loss per share:
Basic and diluted	$(0.02)	$(0.06)	-67%	$(0.06)	$(0.13)	-54%

Shares used in computing loss per share:
Basic and diluted	46,302,404	42,040,907	10%	46,271,078	41,982,770	10%

DOCUMENT SECURITY SYSTEMS, INC.  AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

  As of

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash	$1,014,857	$2,343,675
Restricted cash	306,215	355,793
Accounts receivable, net	1,667,531	2,097,671
Inventory	1,120,417	869,262
Prepaid expenses and other current assets	426,081	425,671
Deferred tax asset, net	2,499	2,499
Total current assets	4,537,600	6,094,571

Property, plant and equipment, net	5,295,495	5,016,539
Investments and other assets, net	626,337	686,912
Goodwill	12,046,197	12,046,197
Other intangible assets, net	3,445,040	3,908,399

Total assets	$25,950,669	$27,752,618

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,624,519	$1,037,359
Accrued expenses and other current liabilities	1,452,965	1,997,241
Current portion of long-term debt, net	1,555,222	754,745

Total current liabilities	4,632,706	3,789,345

Long-term debt, net	6,791,564	7,439,036
Other long-term liabilities	517,621	520,180
Deferred tax liability, net	157,732	148,258

Commitments and contingencies

Stockholders' equity
Common stock, $.02 par value; 200,000,000 shares authorized, 46,302,404 shares issued and outstanding
(46,172,404 on December 31, 2014)	926,048	923,448
Additional paid-in capital	101,692,748	101,012,659
Accumulated other comprehensive loss	(58,621)	(61,180)
Accumulated deficit	(88,709,129)	(86,019,128)
Total stockholders' equity	13,851,046	15,855,799

Total liabilities and stockholders' equity	$25,950,669	$27,752,618

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30,

(unaudited)

	2015	2014
Cash flows from operating activities:
Net loss	$(2,690,001)	$(5,398,680)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	770,126	2,601,684
Stock based compensation	643,138	840,879
Paid in-kind interest	44,000	-
Gain on sale of equipment	(46,283)	-
Net loss on debt modification and extinguishment	19,096	51,915
Change in deferred tax provision	9,474	9,474
Foreign currency translation (gain) loss	(29,400)	16,420
Decrease (increase) in assets:
Accounts receivable	430,140	359,137
Inventory	(251,155)	(84,680)
Prepaid expenses and other assets	60,165	(174,616)
Restricted cash	49,578	254,521
Increase (decrease) in liabilities:
Accounts payable	587,160	33,081
Accrued expenses and other liabilities	(523,629)	387,188
Net cash used by operating activities	(927,591)	(1,103,677)

Cash flows from investing activities:
Purchase of property, plant and equipment	(57,486)	(157,789)
Sale of equipment	46,283	-
Purchase of investments	-	(750,000)
Purchase of intangible assets	(3,237)	(1,196,980)
Net cash used by investing activities	(14,440)	(2,104,769)

Cash flows from financing activities:
Net payments on revolving lines of credit	-	(158,087)
Payments of long-term debt	(386,787)	(298,816)
Borrowings of long-term debt	-	2,691,000
Issuances of common stock, net of issuance costs	-	301,974
Net cash (used) provided by financing activities	(386,787)	2,536,071

Net decrease in cash	(1,328,818)	(672,375)
Cash beginning of period	2,343,675	1,977,031

Cash end of period	$1,014,857	$1,304,656

About the Presentation of Adjusted EBITDA

The Company uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by the Company by adding back to net income (loss) interest, income taxes, depreciation and amortization expense as further adjusted to add back stock-based compensation expense and non-recurring items. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing its financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and its ability to generate cash flows from operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management. The Company considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes and non-recurring items, all of which impact the Company's profitability and operating cash flows, as well as depreciation, amortization and stock-based compensation. The Company believes that these limitations are compensated by clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income and loss presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. The following is a reconciliation of net loss to Adjusted EBITDA loss:

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% change	2015	2014	% change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Net Loss:	$(1,043,000)	$(2,344,000)	-56%	$(2,690,000)	$(5,399,000)	-50%
Add backs:
Depreciation & amortization	391,000	1,288,000	-70%	770,000	2,602,000	-70%
Stock based compensation	318,000	294,000	8%	643,000	841,000	-24%
Interest expense	90,000	89,000	1%	169,000	164,000	3%
Amortization of note discount and net loss on debt extinguishment and modification	-	35,000	0%	19,000	52,000	-63%
Income Taxes	5,000	5,000	0%	9,000	9,000	0%
Foreign currency translation (gain) loss	-	-	0%	(29,000)	-	100%

Adjusted EBITDA	(239,000)	(633,000)	62%	(1,109,000)	(1,731,000)	36%

Adjusted EBITDA, by group (unaudited)

Printed Products	$339,000	$469,000	-28%	$687,000	$752,000	-9%
Technology Management	(97,000)	(386,000)	-75%	(883,000)	(854,000)	3%
Corporate	(481,000)	(716,000)	-33%	(913,000)	(1,629,000)	-44%

	(239,000)	(633,000)	62%	(1,109,000)	(1,731,000)	36%